Exhibit 12.1

TELESYSTEM INTERNATIONAL WIRELESS INC.

EXHIBIT 12 STATEMENT
RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

		Years Ended December 31,
	Nine months ended
	December 30, 2002	2001	2000	1999	1998	1997

CANADIAN GAAP
Earnings
Consolidated pre tax Income from continuing operations before minority interest and share of losses of equity investees	79,744	116,495	(83,191)	(90,576)	(113,473)	(89,693)
Add
Fixed charges	79,209	121,257	98,489	75,945	56,550	19,590
Subtract
Interest capitalized	—	—	(2,800)	(2,000)	—	—

Total earnings (loss)	158,953	237,752	12,498	(16,631)	(56,923)	(70,103)

Fixed charges
Interest expensed and capitalized	79,209	121,257	98,489	75,945	56,550	19,590

Total fixed charges	79,209	121,257	98,489	75,945	56,550	19,590

Ratio (deficiency) of earnings to fixed charges	2.01	1.96	(85,991)	(92,576)	(113,473)	(89,693)

TELESYSTEM INTERNATIONAL WIRELESS INC.

EXHIBIT 12 STATEMENT
RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

		Years Ended December 31,
	Nine months ended
	September 30, 2002	2001	2000	1999	1998	1997

US GAAP
Earnings
Consolidated pre tax Income from continuing operations before minority interest and share of losses of equity investees	352,423	(98,143)	(102,623)	(100,311)	(113,273)	(85,525)
Add
Fixed charges	51,137	146,966	134,476	126,160	68,165	21,099
Share of losses of equity investees for which charges on guarantees are included in fixed charges	—	—	(23,489)	(47,669)	(12,512)	—
Subtract
Interest capitalized	—	—	(2,800)	(2,000)	—	—

Total earnings (loss)	403,506	48,823	5,564	(23,820)	(57,620)	(64,426)

Fixed charges
Interest expensed and capitalized	51,137	146,966	134,476	126,160	68,165	21,099

Total fixed charges	51,137	146,966	134,476	126,160	68,165	21,099

Ratio (deficiency) of earnings to fixed charges	7.89	(98,143)	(128,912)	(149,980)	(125,785)	(85,525)